Exhibit 3.1

ACTING-IN-CONCERT AGREEMENT

This Acting-in-Concert Agreement (the “Agreement”) is executed on December 23, 2022 by the following parties:

(i)	Gangjiang Li (“Party A”);
(ii)	Jia Jia BaiJiaYun Ltd (“Party A’s Holding Company”);
(iii)	Yi Ma (“Party B”);
(iv)	Nuan Nuan Ltd (“Party B’s Holding Company”).

Each of the parties above is referred to herein individually as a “Party” and collectively as the “Parties.”

Whereas:

1.

As at the date of this agreement, Party A, through Party A’s Holding Company, shall hold 28,055,888 Class B Ordinary Shares of Baijiayun Group Ltd (the “Company”); Party B, through Party B’s Holding Company, shall hold 8,641,655 Class B Ordinary Shares of the Company.

2.

In order to maintain a stable shareholding structure and control of the Company, Party A and Party B desire to act in concert with each other on all matters that require the decisions of the shareholders of the Company and/or the directors of the Board.

Therefore, the Parties agree unanimously to the following arrangements:

1.

During the effective period (the “Effective Period”) commencing from the December 23, 2022, (the “Commencing Date”) till the Termination, the Parties shall be deemed as actors in concert. Party B shall, and shall cause Party B’s Holding Company to, act in concert with Party A and/or Party A’s Holding Company in relation to all matters that require the decisions of the shareholders of the Company and/or the directors of the Board, including but not limited to all the matters stipulated in the memorandum and articles of associations of the Company that need to be resolved at a shareholders meeting and/or director meeting.

2.

For the purpose of Article 1 above, before the Parties act in concert, Party A and Party B shall vote on the matters that require action in concert, and joint action shall be taken based on the results of the voting. Each of Party A and Party B agrees and confirms that, (1) if Party A and Party B are unable to reach a unanimous opinion in relation to the matters that require consents, resolutions or voting by directors, a decision that is made by Party A shall be deemed as a decision that is unanimously passed and agreed by Party A and Party B and shall be binding on Party A and Party B; and (2) if Party A’s Holding Company and Party B’s Holding Company are unable to reach a unanimous opinion in relation to the matters that require consents, resolutions or voting by shareholders, a decision that is made by Party A’s Holding Company shall be deemed as a decision that is unanimously passed and agreed by Party A’s Holding Company and Party B’s Holding Company. Party A’s Holding Company and Party B’s

Holding Company shall act in concert with each other based on the contents of the aforesaid decision.

3.

This Agreement shall come into force from the date that the Parties sign this Agreement, and shall remain effective unless otherwise terminated by mutual consent of the Parties (the “Termination”). Notwithstanding the foregoing, Article 5 shall survive the termination of this Agreement.

4.	This Agreement shall be governed by Cayman Islands Laws and shall be interpreted in accordance with the laws of Cayman Islands.
5.

This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersedes all other agreements between or among any of the Parties with respect to the subject matter hereof.  After the execution and delivery of this Agreement, to the extent that there is any conflict between this Agreement and any provision of any other agreement, arrangement or understanding between the Company and any holder of equity securities of the Company, the terms and conditions of this Agreement shall prevail.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Gangjiang Li

/s/ Gangjiang Li

Jia Jia BaiJiaYun Ltd

By:	/s/ Gangjiang Li
Name:	Gangjiang Li
Title:	Director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Yi Ma

/s/ Yi Ma

Nuan Nuan Ltd

By:	/s/ Yi Ma
Name:	Yi Ma
Title:	Director